BY-LAWS OF
MOTIVATING THE MASSES, INC.,
a Nevada Corporation

ARTICLE I MEETINGS OF STOCKHOLDERS

ANNUAL MEETING

Section 1. The annual meeting of the stockholders of this corporation shall be held at the office of the corporation in the city of ______________, ______________ on the ________ day of ________________ ____, at ________, o'clock _______.M each and every year, beginning in 20________, or at such other places and times as the directors shall from time to time determine. The purpose of this meeting shall be for the election of directors and such other business as may properly come before said meeting. Notice of the time, place and object of such meeting shall be given by publication thereof by serving personally or by mailing at least ten (10) days prior to such meeting, postage prepaid, a copy of such notice, addressed to each stockholder at his residence or place of business, as the same shall appear on the books of the corporation. No business other than that stated in such notice shall be transacted at such meeting without the unanimous consent of all the stockholders thereat, in person or by proxy.

SPECIAL MEETINGS

Section 2. Special meetings of stockholders, other than those regulated by statute, may be called at any time by the president or by a majority of the directors. It shall also be the duty of the president to call such meetings whenever requested to do so by the holder of the majority share of the capital stock of the corporation. A notice of every meeting stating the time and, place and object thereof, shall be given by mailing, postage prepaid, at least ten (10) days before such meeting, a copy of such notice addressed to each stockholder at his post office as the same appears on the books of the corporation.

QUORUM

Section 3. At all meetings of the stockholders, there shall be present, either in person or by proxy, stockholders owning 51 percent of the capital stock of the corporation in order to constitute a quorum. If a quorum is not present, the stockholders present in person or by proxy may adjourn to such future time as shall be agreed upon by them, and notice of such adjournment shall be mailed, postage prepaid, to each stockholder at least ten (10) days before such adjourned meeting; But if a quorum is present, they may adjourn from day to day as they see fit, and no notice of such adjournment need be given.

VOTING CAPACITY

Section 4. At all meetings of the stockholders, each stockholder shall be entitled to one vote for each share of stock in his own name on the books of the corporation, whether represented in person or by proxy. All proxies shall be in writing and signed.

ORDER OF BUSINESS

Section 5. At all meetings of stockholders the following shall be the order of business so far as is practicable:

1. Calling the roll
2. Reading, correcting, and approving of the minutes of the previous meeting
3. Reports of officers
4. Reports of committees
5. Unfinished business
6. New business
7. Election of directors
8. Miscellaneous business

ARTICLE II DIRECTORS

ELECTION

Section 1. The board of directors of this corporation, consisting of at least one (1) person, shall be elected for the term of one (1) year at the annual meeting of stockholders, except as hereinafter otherwise provided for filling vacancies. The directors shall be chosen by a majority vote of the stockholders, voting either in person or by proxy, at such annual election.

VACANCIES

Section 2. Vacancies in the board of directors, occurring during the year, shall be filled for the unexpired term by a majority vote of the remaining directors at any special meeting called for that purpose, or at any regular meeting of the board.

DEATH OR RESIGNATION OF ENTIRE BOARD

Section 3. In case the entire board of directors shall die or resign, any stockholder may call a special meeting in the same manner that the president may call such meetings, and directors for the unexpired term may be elected at such special meeting in the manner provided for their election at annual meetings.

RULES AND REGULATIONS

Section 4. The directors shall have the general control and management of the business and affairs of the company and shall exercise all the powers that may be exercised or performed by the corporation. The board of directors may adopt such rules and regulations for the conduct of their meetings and management of the affairs of the corporation as they may deem proper, not inconsistent with the laws and statutes of the state of Nevada, the Articles of Incorporation or these by-laws. Such management will be by majority vote of the board of directors with each director having an equal vote.

TIME OF MEETING

Section 5. The board of directors shall meet regularly on the _________ day of _______________, at _________, o'clock _______.M each and every year, beginning in 20________, at the office of the company at ________________, ____________ or at such other places and times as the board of directors shall by resolution appoint. On the request of the president or any director, the secretary shall call a special meeting of the board. The secretary shall give each director at least ten (10) days prior notice of such meeting. Special meetings may also be called by execution of the appropriate waiver of notice as contained in Article VI of these by-laws.

RESOLUTIONS

Section 6. A resolution, in writing, signed by all or a majority of the members of the board of directors, shall constitute action by the board of directors to the effect therein expressed, with the same force and effect as though such resolution had been passed at a duly convened meeting; and it shall be the duty of the secretary to record every such resolution in the Minute Book of the corporation under its proper date.

COMMITTEES

Section 7. All committees shall be appointed by the board of directors. The directors may, by majority resolution, designate one or more committees with a director or directors to manage the business or any aspect of the business and to have full powers.

ARTICLE III OFFICERS

Section 1. The officers of this corporation shall consist of a president, secretary, treasurer, resident agent and such other officers as shall be elected or appointed by the board of directors. The salaries of such officers shall be fixed by the board of directors and may be changed from time to time by a majority vote of the board. Each officer shall serve for a term of one (1) year or until their successors are chosen and